Exhibit 10.3

MEMBER SERVICES AGREEMENT

This Member Services Agreement (this “Agreement”) is entered into and effective as of May 1, 2007 (the “Effective Date”) by and between WEBDIGS, LLC a Minnesota limited liability company (the “Company”) and ROBERT BUNTZ, a Minnesota resident (“BUNTZ”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Company’s Member Control Agreement dated May 1, 2007 (the “Member Control Agreement”).

RECITAL

Buntz is a founder and Member of the Company. The Company desires to engage Buntz to serve as its President & CEO, and Buntz desires to provide such services to the Company, pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the above recitals and the mutual covenants and conditions set forth in this Agreement, the Company and Buntz hereby agree as follows:

1.
Engagement. The Company hereby engages Buntz as its President & CEO, pursuant to the terms and conditions of this Agreement, to perform all of the duties and functions of said position and such other duties and functions as the Company may from time to time reasonably request (the “Services”). Buntz hereby accepts such engagement and agrees to perform and be available to perform such Services on a full-time basis. Buntz understands that he is a Member of the Company and is not an employee of the Company.

2.
Term of Service. Buntz’s engagement with the Company as its President & CEO shall commence on the Effective Date and shill continue until terminated, pursuant to terms and conditions herein below. Buntz understands that his Agreement and his Services hereunder may be terminated at any time by the Company with or without cause. Buntz agrees to give no less than 30 days written notice to the Company prior to his resignation as its President & CEO.

3.
Duties. Buntz agrees to serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and effort to the business of the Company during his engagement with the Company. Buntz also agrees that he shall not, during the course of his performance of Services for the Company, without prior written approval of the Board of Governors, become an employee, member, director, officer, agent, partner of or consultant to, or a stockholder of (except a stockholder of a public company in which Buntz owns less than five percent (5%) of the issued and outstanding capital stock of such company) any company or other business entity which is a competitor, supplier or customer of the Company.

4.	Compensation, Benefits and Expenses.

4.1
Compensation. Beginning on January 1, 2007, the Company shall pay Buntz compensation equal to $120,000 annually, payable in accordance with the Company’s regular payroll cycle. This Agreement may be amended from time to time by agreement in writing between the Company and Buntz to adjust the compensation provided for herein, based on Buntz’s performance or the performance and financial situation of the Company.

4.2
Benefits. While providing Services to the Company, Buntz shall be entitled to participate in any of the Company’s employee benefits programs available to Members to the extent permitted by applicable federal or state tax law. Buntz agrees to pay all applicable tax liabilities associated with such payments or benefits.

4.3
Guaranteed Payments. The Company and Buntz acknowledge and agree that the payments made to Buntz under Sections 4.1 and 4.2 constitute “guaranteed payments” within the meaning of Section 707(c) of the Code, and shall be treated as such for income tax purposes by the Company and Buntz. Buntz agrees that the Company shall not make any deductions, withholding or other contributions of Social Security, unemployment compensation, income tax or otherwise, under any federal, state or local law with respect to payments made to him under this Agreement. Buntz agrees and understands that he shall be solely responsible for the payment of all income, self-employment, and other applicable taxes that are due with respect to such payments.

4.4
Expense Reimbursement. The Company shall reimburse Buntz for business expenses reasonably incurred by Buntz in connection with the performance of Buntz’s duties hereunder, upon the presentation by Buntz of receipts and itemized of such expenditures in accordance with the rules and regulations of the Internal Revenue Code and the Company’s expense reimbursement policies.

5.	Termination.

5.1
Termination. Notwithstanding anything contained herein to the contrary, this Agreement and Buntz’s engagement by the Company as is President & CEO may be terminated by the Company or by Buntz, for any reason or for no reason, upon written notice to the other party.

5.2
Termination Due to Death. This Agreement shall terminate immediately upon the event of Buntz’s death. In such event, Buntz’s estate or legal representative shall be paid any earned and unpaid compensation, if any, on a pro rata basis for period through Buntz’s date of death.

6.	Confidential Information.

6.1
Definition. For purposes of this Agreement, “Confidential Information” means any information in any way related to the Company that Buntz has learned or developed since the Company’s inception and any information that Buntz learns or develops during the course of his Services to the Company that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use. Confidential Information includes, but is not limited to, information contained in or relating to technology and development plans or proposals, source code, marketing plans or proposals, strategies, financial statements, budgets, pricing formulas, customer and supplier information, employee information and other proprietary information of the Company, whether written, oral or communicated in another medium, whether disclosed directly or indirectly, whether disclosed prior to or after the date of this Agreement, whether originals or copies and whether or not legal protection has been obtained or sought under applicable law. Buntz shall treat all such information as Confidential Information regardless of its source and whether or not marked as confidential.

6.2
Restriction. Except as permitted by the Board of Governors, during the term of Buntz’s engagement with the Company (except as may be reasonable in conjunction with Buntz’s duties hereunder) and at all times thereafter, Buntz shall not directly or indirectly use or disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose without the prior written consent or authorization of the Board of Governors. Such restriction shall continue to be binding upon Buntz after termination and is an independent covenant. Buntz recognizes that the Confidential Information constitutes a valuable asset of the Company and hereby agrees to act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of the Company. Buntz’s obligations under this Section 6 are unconditional and will not be excused by any conduct on the part of the Company, except prior voluntary approval of disclosure by the Company of the Confidential Information.

6.3
Return of Confidential Information. Upon the termination of Buntz’s engagement with the Company, for whatever reason, Buntz shall promptly deliver the Company all originals and copies in his possession or control of all documents, records, software, media and other materials containing any Confidential Information.

7.	Inventions.

7.1
Obligation to Disclose. Buntz hereby agrees to disclose promptly to the Company (or any persons designated by it) all developments, designs, creations, improvements, original works of authorship, formulas, processes, know-how, techniques and/or inventions, (hereinafter referred to collectively as “Inventions”) (i) which are made or conceived or reduced to practice by Buntz, either alone or jointly with others, during the term of this Agreement, or which are reduced to practice during the period of twelve (12) months following the termination of this Agreement, that relate to in the present or future business of the Company; or (ii) which result from tasks assigned Buntz by the Company, or from Buntz’s use of the premises or other resources owned, leased or contracted by the Company.

7.2
Obligation to Assign. Buntz agrees that all such inventions which the Company determines to, be related to its business or its, research or development, or which result from work performed by Buntz for the Company, shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall have the right to use and/or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries. Buntz further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries. To that end, Buntz will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company.

7.3
Scope. Buntz’s obligations under this Section 7 shall continue beyond the termination of this Agreement, but the Company shall compensate Buntz at a reasonable rate after such termination for time actually spent by Buntz at the Company’s request in providing such assistance. Any provision in this Agreement requiring Buntz to assign Buntz’s rights in any Invention to the Company shall not apply to any Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Buntz’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Buntz for the Company.

8.
Non-Compete and Non-Solicitation. The Company and Buntz agree that the Company would be substantially harmed if Buntz competes with the Company during the one year period after termination of this Agreement or termination of Buntz’s Services hereunder. Therefore, the Company and Bums agree as follows:

8.1
No Competing Business. During the term of this Agreement, and for a period of one year after the termination of this Agreement, regardless of the reason for such termination, Buntz agrees to not, directly or indirectly, engage in any business that is in competition with the Company within the geographic area being served by the Company. Buntz also agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company. For purposes of this Agreement, the Company is in the business of providing products and services to facilitate and enhance sales of real estate, including real estate brokerage services, title and property insurance services, and mortgage brokerage services and may engage in other or additional businesses over time.

8.2
No Solicitation of Customers. During the term of this Agreement, and for a period of one year after the termination of this Agreement, regardless of the reason for such termination, Buntz agrees to not, directly or indirectly, solicit or work for any former or current customers of the Company, nor divert any business from the Company. Buntz agrees that for the same one year period after Buntz ceases working for the Company, Buntz shall not in any way contact, attempt to contact, interfere or attempt to interfere with the Company’s relationships with any of its customers. During the one year period after the termination of this Agreement, if any of the Company’s customers; without solicitation by Buntz, contact Buntz about performing work for said customer in any way related to the business of the Company, Buntz shall obtain written permission from the Company’s Board of Governors before performing such work.

8.3
No Solicitation of Employees. During the term of this Agreement and for a period of one year after the termination of this Agreement, regardless of the reason for such termination, Buntz agrees to not directly or indirectly, solicit for employment, employ, or otherwise contract with for services, any of the Company’s employees, consultants or subcontractors on behalf of himself or other person or entity.

8.4
No Employment with Customers. During the term of this Agreement, and for a period of one year after the termination of this Agreement, regardless of the reason for Buntz’s termination, Buntz shall not, directly or indirectly, become employed with or provide any services to any customer of the Company.

9.
Remedies for Breach of Agreement. Buntz recognizes that if he violates any portion of this Agreement, irreparable damage will result to the Company that could not be remedied by monetary damages. As a result Buntz hereby agrees that in the event of any breach by him of any portion of this Agreement, or in the event of apparent danger of such breach, the Company shall be entitled, in addition to any other legal or equitable remedies available to it, to an injunction to restrain such breach, without the necessity of posting a bond or complying with any similar requirement.

10.	Miscellaneous.

10.1
Integration. This Agreement embodies the entire agreement and understanding by and between the Company and Buntz relative to the subject matter hereof and supersedes all prior agreements and understandings relating to the same.

10.2.
Applicable Law. This Agreement and the right of the Company and Buntz hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. The venue for any action hereunder shall be in the State of Minnesota, whether or not such venue is or subsequently becomes inconvenient, and the Company and Buntz hereby consent to the jurisdiction of the courts of the State of Minnesota, County of Hennepin, and the U.S. District Court, District of Minnesota.

10.3	Modification. This Agreement shall not be modified or amended except by a written instrument signed by the Company and Buntz.

10.4
Waiver. No Waiver of any term, condition or covenant of this Agreement by the Company or by Buntz shall be deemed a waiver of any subsequent breaches of the same or other terms, conditions or covenants hereof by such party.

10.5	Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

10.6
Severability. The invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover; if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.

10.7
Survival. The Company and Buntz acknowledge and agree that the provisions of this Agreement which by their terms extend beyond the termination of this Agreement and the termination of Buntz’s engagement hereunder shall continue in full force and effect notwithstanding the termination of this Agreement or termination of Buntz’s engagement.

10.8
Binding Effect. Except as herein or otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, assigns and personal representatives; provided, however, that neither party may assign its rights or obligations hereunder without other the prior written consent of the other party.

10.9
Notices. All notices, requests and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such party may hereafter designate by written notice to the other party: (a) if to the Company, to the address of its then principal office, and (b) if to Buntz, to the address last shown in the records of the Company.

10.10	Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

[Remainder of this Page Blank. Signature Page Follows.]

The parties have executed this Member Services Agreement to be made effective as of the Effective Date.

COMPANY:

WEBDIGS LLC

/s/ Robert Buntz
By:	Robert Buntz
Its:	CEO

MEMBER:

/s/ Robert Buntz
Robert Buntz, Individually

[Signature Page to WebDigs, LLC/Buntz Member Services Agreement]